KRAMER LEVIN NAFTALIS & FRANKEL LLP

February 26, 2013

MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Purchase, NY 10577

Ladies and Gentlemen:

We have acted as counsel to MVC Capital, Inc., a Delaware corporation (the “Issuer”), in connection with the registration statement on Form N-2 (File No. 333-184803) (the “Registration Statement”) filed by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, declared effective by the Commission, relating to the public offering of securities of the Issuer that may be offered by the Issuer from time to time as set forth in the prospectus dated February 13, 2013, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.  This opinion is delivered in connection with the issuance and sale of $80,500,000 aggregate principal amount of the Issuer’s 7.25% Senior Notes due 2023 (the “Securities”) as described in the Prospectus and a prospectus supplement dated February 19, 2013 (the “Prospectus Supplement”).  All of the Securities are to be sold by the Issuer as described in the Registration Statement, the Prospectus and the Prospectus Supplement.

The Securities will be issued pursuant to the indenture (the “Base Indenture”) to be filed as an exhibit to the Registration Statement, entered into between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture”), substantially in the form to be filed as an exhibit to the Registration Statement, to be entered into between the Issuer and the Trustee.

In rendering this opinion, we have examined executed copies of the following documents (collectively, the “Documents”, and the Base Indenture, the Supplemental Indenture and the Securities are collectively, the “Transaction Documents”):

A.	Certificate of Incorporation of the Issuer;

B.	Amendment of the Certificate of Incorporation of the Issuer;

C.	Fifth Amended & Restated Bylaws of the Issuer;

D.	Certificate of Good Standing with respect to the Issuer issued by the Secretary of State for the State of Delaware as of a recent date;

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KRAMER LEVIN NAFTALIS & FRANKEL LLP

February 26, 2013

E.	Resolutions of the Board of Directors of the Issuer relating to the authorization of (i) the Securities and (ii) the execution and delivery of the Indenture and any supplements thereto;

F.	Prospectus;

G.	Prospectus Supplement;

H.	Base Indenture;

I.	Supplemental Indenture;

J.	Registration Statement; and

K.	Form of the Securities to be issued pursuant to the Indenture.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Issuer contained in the Documents and upon the statements, representations and certificates of officers or representatives of the Issuer, public officials and others.  We have not independently verified the facts so relied on.  Furthermore, for purposes of this opinion, we have assumed, without independent investigation, that all documents submitted to us as originals are authentic and all documents submitted to us as photocopies or conformed copies conform to the authentic originals and all individuals signing any document have the legal capacity to do so and that their signatures are genuine.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when executed, authenticated and delivered as specified in the Base Indenture and the Supplemental Indenture, the Securities will be validly issued and outstanding, will constitute the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, and will be entitled to the benefits of the Indenture.

The opinion set forth herein is subject to and limited by the following:

(a)        The opinion set forth herein is qualified (i) by the effects of applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or transfer, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) with respect to the remedies of specific performance and injunctive and other forms of equitable relief, by the availability of equitable defenses and the discretion of the court before which any enforcement thereof may be brought, and (iii) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

KRAMER LEVIN NAFTALIS & FRANKEL LLP

February 26, 2013

(b)        We express no opinion as to the validity, binding effect or enforceability of any provision that (i) purports to establish evidentiary standards, (ii) relates to severability, indemnity, contribution, set off, delay or omission of enforcement of rights or remedies, (iii) purports to waive rights or defenses, (iv)  purports to restrict available remedies or establish remedies, (v) purports to grant a power of attorney or proxy to any person, (vi) relates to consent to jurisdiction, choice of forum or choice of law, or (vii) is a liquidated damages provision or provides a remedy for breach that may be deemed to be disproportionate to actual damages or may be deemed to be a penalty.

(c)        We express no opinion with respect to any matters which require us to perform a mathematical calculation or make a financial or accounting determination.

(d)        With respect to the opinion expressed herein, we have assumed that (i) each party to the Transaction Documents is validly existing and in good standing under the laws of their respective jurisdictions of organization and has the power (corporate or otherwise) to execute, deliver and perform its respective obligations under the Transaction Documents to which it is a party and has duly authorized, executed and delivered each of the Transaction Documents to which it is a party, (ii) each of the Transaction Documents constitutes the valid and binding obligation of each party thereto (other than the Issuer), enforceable against such party in accordance with its terms, and (iii) each of the Transaction Documents (other than the Form of the Securities) constitutes the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, that in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Transaction Documents (the “Relevant Laws”).  Without limiting the foregoing, we express no opinion with respect to federal or state securities laws or antitrust laws.

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion letter is being delivered to you in connection with the transactions described in the Transaction Documents and may not be relied on or otherwise used by any other person or by you for any other purpose.

Very truly yours,